RESTRICTIVE COVENANTS AGREEMENT

This Restrictive Covenants Agreement (this “Agreement”) is dated ______________ (the “Effective Date”), and is between Flowserve Corporation, a New York corporation, and/or its subsidiaries (collectively, the “Company”), and ______________ (“Executive”). The parties agree as follows:

1. Executive’s Employment with the Company. The Company hereby employs or continues to employ Executive, subject to the terms and conditions of this Agreement, the Flowserve Corporation Code of Business Conduct and the Company’s policies and procedures. Executive agrees to provide fulltime services for the Company during Executive’s employment by the Company. Executive agrees to devote substantially all of his/her time, energy, skill and best efforts to the performance of Executive’s job duties and the business of the Company and shall perform Executive’s duties in a diligent, trustworthy and businesslike manner, all for the purpose of advancing the business of the Company. In addition to the provisions of Section 3 below, Executive shall not at any time during Executive’s employment by the Company work on any basis (including part-time or as a consultant or an independent contractor) for a Competing Business (defined in Section 3) and shall not materially participate in any other business that is not a Competing Business or in any other business that materially interferes with Executive’s duties to the Company. Further, Executive’s [non-material] participation in any business that is not a Competing Business shall at all times comply with the Flowserve Corporation Code of Business Conduct and the Company’s policies and procedures as in effect from time to time. Executive’s employment with the Company is on an at-will basis, meaning that either Executive or the Company may terminate the employment relationship at any time and for any reason not expressly prohibited by law. The at-will nature of Executive’s employment is not modified by this Agreement and cannot be modified orally, but instead may be modified only by a separate written agreement executed by the Company.

2. The Company’s Promise to Provide Confidential Information and Executive’s Non-Disclosure Agreement.
(a) Confidential Information. Upon Executive’s execution of this Agreement and continuing on an ongoing basis during Executive’s employment by the Company, the Company agrees to provide Executive with new Confidential Information (defined below) to which Executive has not previously had access and Executive expressly acknowledge and agrees that Executive will receive Confidential Information by virtue of his position. For purposes of this Agreement, “Confidential Information” includes any trade secrets or confidential or proprietary information of the Company and its subsidiaries and affiliates, including, but not limited to, the following:
(i) information concerning customers, clients, marketing, business and operational methods of the Company and its customers or clients, contracts, financial or other data, technical data, e-mail and other correspondence or any other confidential or proprietary information possessed, owned or used by the Company;

(ii) business records, product construction, product specifications, financial information, audit processes, pricing, business strategies, marketing and promotional practices (including internet-related marketing) and management methods and information;

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(iii) financial data, strategies, systems, research, plans, reports, recommendations and conclusions;

(iv) names, arrangements with, or other information relating to, any of the Company’s customers, clients, suppliers, financiers, owners, representatives and other persons who have business relationships with the Company or who are prospects for business relationships with the Company; and

(v) any non-public matter or thing obtained or ascertained by Executive through Executive’s association with the Company, the use or disclosure of which may reasonably be construed to be contrary to the best interests of any the Company.

Confidential Information shall not include information that is generally known to the public or was or is available to the Executive on a non-confidential basis from a source other than the Company who is not bound by any duty of confidentiality with respect to such information.

(b) Non-Disclosure. In exchange for the Company’s promise to provide Executive with Confidential Information, Executive shall not, during the period of Executive’s employment by the Company or at any time thereafter, disclose, publish or use for any purpose any Confidential Information, except as: (i) required in the ordinary course of the Company’s business or Executive’s work for the Company; (ii) required by law; or (iii) directed and authorized in writing by the Company. Upon the termination of Executive’s employment by the Company for any reason and at any other time so requested by the Company, Executive shall immediately return and deliver to the Company any and all Confidential Information, computers, harddrives, papers, books, records, documents, memoranda, manuals, e-mail, electronic or magnetic recordings or data, including all copies thereof, which belong to the Company or relate to the Company’s business and which are in Executive’s possession, custody or control, whether prepared by Executive or others. If at any time after termination of Executive’s employment, for any reason, Executive determines that Executive has any Confidential Information in Executive’s possession or control, Executive shall immediately return to the Company, or at the Company’s request destroy, all such Confidential Information in Executive’s possession or control, including all copies and portions thereof. Executive shall provide the Company with written affirmation of Executive’s compliance with Executive’s obligations under this Section 2(b) if so requested by the Company.

(c) Survival of Executive’s Obligations. Executive understands and agrees that the obligations under this Section 2 shall survive the termination of this Agreement and/or Executive’s employment with the Company, regardless of the reason for such termination. Executive further understands and agrees that the obligations under this Section 2 are in addition to, and not in limitation or preemption of, all other obligations of confidentiality which Executive may have to the Company under general legal or equitable principles, any other agreement with the Company or other policies implemented by the Company.

3. Executive’s Non-Competition, Non-Solicitation and Non-Recruitment Covenants.

(a) The Restrictive Covenants. Executive acknowledges that that Executive has become and will continue to become familiar with new and on-going Confidential Information. Executive recognizes and agrees that: (i) the Company has devoted a considerable amount of time, effort

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and expense to develop its Confidential Information and business goodwill; (ii) the Confidential Information and the Company’s business goodwill are valuable assets to the Company; and (iii) any unauthorized use or disclosure of the Company’s Confidential Information would cause irreparable harm to the Company, including damage to the Company’s business goodwill, for which there is no adequate remedy at law. For these reasons, Executive agrees that, to protect the Company’s Confidential Information and business goodwill, it is necessary to enter into the following restrictive covenants:

Executive, whether individually or as a principal, partner, stockholder, manager, agent, consultant, contractor, employee, lender, investor, volunteer, director or officer of any corporation or association or in any other manner or capacity whatsoever, agrees that during Executive’s employment by the Company and for a period of one (1) year following the date on which Executive’s employment ceases (for whatever reason) (the “NonCompetition Period”), Executive shall not, whether directly or indirectly, without the express prior written consent of the Company:

(i) Non-Competition. Become employed by, advise, perform services, establish, have any ownership interest in, invest in or otherwise engage in any capacity, whether directly or indirectly, with a Competing Business in the Restricted Area. For purposes of this Agreement, “Competing Business” means any entity or business that is in the business of providing flow management products and related repair and/or replacement services. Because the scope and nature of the Company’s business is international in scope and Executive’s job duties are international in scope, the “Restricted Area” is worldwide. Nothing in this Section 3(a)(i) shall prohibit Executive’s direct or indirect ownership of securities of any business traded on any national securities exchange or an inter-dealer quotation system, on condition that: Executive does not, directly or indirectly, own three percent (3%) or more of any class of securities of such business; such ownership is for investment purposes only; and Executive does not have the right, and is not a member of a group that has the right, through the ownership of an equity interest, voting securities or otherwise, to direct the activities of such business.

(ii) Non-Solicitation. Other than for the benefit of the Company during Executive’s period of employment with the Company, curtail the business of, interfere with the Company’s relationship with, solicit business from, attempt to transact business with or transact business with any customer or prospective customer of the Company with whom the Company transacted business or solicited within the preceding twenty-four (24) months, and which either: (A) Executive contacted, called on, serviced, did business with or had contact with during Executive’s employment or that Executive attempted to contact, call on, service, or do business with during Executive’s employment; (B) Executive became acquainted with or dealt with, for any reason, as a result of Executive’s employment by the Company; or (C) Executive received Confidential Information regarding during Executive’s employment with the Company. This restriction applies only to business that is in the scope of services or products provided by the Company.

(iii) Non-Recruitment. Hire, recruit, solicit for employment, induce or encourage to leave the employment of or engagement by the Company or its subsidiaries, or otherwise cease their employment or engagement with the Company or its subsidiaries, on behalf of Executive or any other person or entity, any current employee or independent contractor

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of the Company or its subsidiaries (including those employees on vacation and approved leaves of absence, disability or other approved absence with the legal right to return to employment) or any former employee or independent contractor of the Company or its subsidiaries whose employment or engagement ceased no more than three (3) months earlier.

(b) Remedies. Executive acknowledges that the restrictions contained in this Section 3, in view of the nature of the Company’s business, are reasonable and necessary to protect the Company’s legitimate business interests and business goodwill and that any violation of these restrictions would result in irreparable injury to the Company. The existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the restrictive covenants contained in Section 2 or Section 3.

(i) Forfeiture by Executive. If Executive breaches any restriction in Section 2 or Section 3, the Company shall be entitled to, in addition to any legal remedies available to the Company, undertake any or all of the following: (A) require Executive to forfeit all restricted stock, performance restricted stock units and/or restricted stock units granted to Executive under the Flowserve Corporation Equity and Incentive Compensation Plan or the Flowserve Corporation 2020 Long-Term Incentive Compensation Plan (collectively, the “ Equity Awards”) that have not vested or been settled as of the date of such violation; (B) require Executive to immediately sell to the Company one-third of all Equity Awards (or shares received in settlement thereof) that Executive still owns on the date of such violation for the then-current fair market value of such shares, determined by the closing price of Company common stock as reported by the New York Stock Exchange on the date of sale to the Company; (C) require Executive to immediately pay to the Company one-third of any gain that the Executive realized on any sale of any Equity Awards (or shares received in settlement thereof); (D) discontinue future grants of any and all equity awards under any equity incentive plan in which Executive may participate; (E) recover damages incurred by the Company as a result of the breach; and (F) recover its attorneys’ fees, costs and expenses incurred in connection with such actions. To the extent that the provisions of this Section 3(b)(i) are inconsistent with any of the provisions of Executive’s current or future equity award agreements (including, without limitation, grants of qualified and nonqualified stock options and restricted stock, granted prior to or after the date of this Agreement) or the terms and conditions of the Company’s incentive, bonus or equity plans, the Company and Executive agree that the provisions of this Section 3(b)(i) shall control and the provisions of any such award agreements are hereby amended by the terms of this Section 3(b)(i).

(ii) Injunctive relief and damages. Executive acknowledges and agrees that a breach of Section 2 and/or Section 3 will result in irreparable harm and continuing damage to the Company, and that money damages and the remedies set forth in Section 3(b)(i) above would be not be sufficient remedies to the Company for any such breach or threatened breach. Therefore, Executive agrees that the Company shall also be entitled to a temporary restraining order and injunctive relief restraining Executive from the commission of any breach of Section 2 or Section 3,. Nothing contained in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available to it for any breach or threatened breach, including, without limitation,

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the remedies set forth in Section 3(b)(i) or the recovery of money damages, attorneys’ fees and costs.

(iii) Immunity from liability for confidential disclosure of a trade secret to the government or in a court filing. Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  If Executive files a lawsuit for retaliation by Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

(c) Severance Pay. If the Company learns that Executive has accepted or intends to accept a position that would violate Section 3(a)(i), then Executive may, in the Company’s sole discretion, be eligible for Severance Pay while Section 3(a)(i) is in effect and on condition that Executive otherwise fully complies with the terms of this Agreement. For purposes of this section, “Severance Pay” means the Company will continue to pay Executive an amount equal to Executive’s base salary as in effect on Executive’s date of termination of employment by the Company (less applicable withholdings and taxes) for the length of time in which Section 3(a)(i) is in effect. Severance Pay does not include any other form of compensation, such as bonuses, commissions, stock grants, stock options, fringe benefits, company paid cell phone, automobile allowance or health or medical benefits. Severance Pay will be payable in regular intervals in accordance with the Company’s payroll practices. The Company will subtract from the Severance Pay: (i) the value of any compensation and benefits (including, but not limited to, wages, salary, bonuses, allowances, commissions, stock and stock options) Executive receives from any Competing Business; (ii) the value of any severance pay, separation pay and/or separation benefits Executive receives from the Company, including, but not limited to, any pay or benefits Executive receives under the Flowserve Corporation Officer Severance Plan, the Flowserve Corporation Reduction-in-Force Severance Benefits Plan, the Flowserve Corporation Change In Control Plans and any similar plans; (iii) the value of any equity awards or gain from the sale of the same that Executive does not forfeit to the Company as required by Section 3(b)(i); and (iv) any other monies Executive owes to the Company or its affiliates. If Executive accepts employment with another business that Flowserve determines, in its sole discretion, is not a Competing Business while the Executive is receiving Severance Pay, the Company may terminate the Severance Pay.

(d) Tolling. If Executive violates any of the restrictions contained in this Section 3, the Non-Competition Period will be suspended and will not run in favor of Executive until such time that Executive cures the violation to the satisfaction of the Company.

(e) Notice. If Executive, in the future, seeks or is offered employment or any other position or capacity with a Competing Business, Executive agrees to inform each new employer or entity, before accepting employment, of the existence of the restrictions in Section 2 and Section 3. Further, before taking any employment position with any employer or entity during the Non-Competition Period, Executive agrees to give prior written notice to the Company of the name of

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such employer or entity. The Company shall be entitled to advise such employer or entity of the existence of this Agreement and the provisions of Section 2 and Section 3 and to otherwise deal with such employer or entity to ensure that the provisions of Section 2 and Section 3 are enforced and duly discharged.

4. Non-Disparagement. Executive agrees that the Company’s goodwill and reputation are assets of great value to the Company which were obtained through great costs, time and effort. Therefore, Executive agrees that during Executive’s employment and after the termination of his/her employment, Executive will not in any way disparage, libel, defame, or make public statements or third-party disclosures, except to the extent required by legal proceedings, that are injurious to the Company, its business or business practices, its products or services or its employees.

5. No Previous Restrictive Agreements. Executive represents that, except as disclosed in writing to the Company, Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of Executive’s engagement by the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. Executive further represents that Executive’s performance of all the terms of this Agreement and Executive’s work duties for the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Executive in confidence or in trust prior to Executive’s employment by the Company. Executive agrees that Executive will not use or disclose any confidential, proprietary or trade secret information belonging to any former employer or third party, and Executive will not bring onto the premises of the Company or onto any Company property any confidential, proprietary or trade secret information belonging to any former employer or third party without such third parties’ written consent.

6. Miscellaneous.

(a) Entire Agreement; Prior Restrictive Covenants Agreements. This Agreement, along with Executive’s award agreements governing the terms and conditions of the Equity Awards and Executive’s employment agreement with the Company (if any), constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes any previous agreements, written or oral, between Executive and the Company with regard to the subject matter of this Agreement. Notwithstanding the foregoing, this Agreement shall not supersede, but shall be in addition to, any written restrictive covenants agreements previously entered into between Executive and the Company. Nothing in this Agreement or any of the other agreements listed above supersedes Executive’s obligations under the Flowserve Corporation Code of Business Conduct and the Company’s policies and procedures.

(b) Partial Invalidity. In the event any court of competent jurisdiction holds any provision of this Agreement to be invalid or unenforceable, such invalid or unenforceable portion(s) shall be fully severable and be limited or excluded from this Agreement to the minimum extent required, and the remaining provisions shall not be affected or invalidated and shall remain in full force and effect.

(c) Reformation. Executive and the Company agree that all of the covenants contained in Section 2 and Section 3 shall survive the termination or expiration of this Agreement, and agree further that in the event any of the covenants contained in Section 2 or Section 3 shall be held by any court to be effective in any particular area or jurisdiction only if said covenant is modified to

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limit its duration or scope, then the court shall have such authority to so reform the covenant, and the parties hereto shall consider such covenant(s) and/or other provisions of Section 2 and/or Section 3 to be amended and modified with respect to that particular area or jurisdiction so as to comply with the order of any such court and, as to all other jurisdictions, the covenants contained herein shall remain in full force and effect as originally written. Alternatively, at the sole option of the Company, the Company may consider such covenant(s) and/or provisions of Section 2 and/or Section 3 to be amended and modified so as to eliminate therefrom the particular area or jurisdiction as to which such covenants are so held void or otherwise unenforceable and, as to all other areas and jurisdictions covered hereunder, the covenants contained herein shall remain in full force and effect as originally written.

(d) Assignment of Rights. This Agreement shall be binding upon and inure to the benefit of Executive, the Company and any parents, subsidiaries, affiliated companies, successors or assigns of the Company.

(e) Nonwaiver. The Company’s waiver of any provision of the Agreement shall not constitute (i) a continuing waiver of that provision or (ii) a waiver of any other provision of this Agreement. The Company’s breach or alleged breach of this Agreement shall not excuse Executive’s compliance with this Agreement.

(f) Controlling Law. Any dispute in the meaning, effect or validity of this Agreement shall be resolved in accordance with the laws of Texas. This Agreement shall be administered and governed by the laws of Texas, without regard to its conflict of laws provisions. Venue of any litigation arising from this Agreement shall be in a federal or state court of competent jurisdiction in Dallas County, Texas.

[Signature Page Follows]

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        The parties are executing this Agreement on the date set forth in the introductory clause.

        EXECUTIVE

        Signature

        Print Name

        FLOWSERVE CORPORATION

        By:
        Name:
        Title: President and Chief Executive Officer

Signature Page to Restrictive Covenants Agreement